FIS TRUST 485BPOS

Exhibit 99.(e)(2)

FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of August 4, 2025, by and between FIS Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of March 4, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.          Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.          Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.          This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

FIS TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Steve Nelson	By:	/s/ Teresa Cowan
Name: Steve Nelson		Name: Teresa Cowan
Title: Chairman & CEO		Title: President
Date: February 10, 2026		Date: February 11, 2026

EXHIBIT A

FIS Bright Portfolios Focused Equity ETF

FIS Christian Stock Fund

Arimathea Catholic Bond Index ETF FIS

Bright Portfolios Core Bond Fund ETF

FIS Faith Income ETF

FIS Tactical Equity ETF